Filed Pursuant to Rule 433 of the Securities Act

Registration No. 333-206301

333-206301-01

July 7, 2016

Final Pricing Terms

Sunoco Logistics Partners Operations L.P.

$550,000,000 3.900% Senior Notes Due 2026

Issuer:	Sunoco Logistics Partners Operations L.P.

Guarantor:	Sunoco Logistics Partners L.P.

Ratings (Moody’s / S&P / Fitch)*:	Baa3/BBB/BBB

Security Type:	Senior Unsecured Notes

Form:	SEC Registered

Pricing Date:	July 7, 2016

Settlement Date:	July 12, 2016 (T+3)

Net Proceeds (before offering expenses):	$544,753,000

Principal Amount:	$550,000,000

Maturity Date:	July 15, 2026

Interest Payment Dates:	January 15 and July 15, beginning January 15, 2017

Benchmark Treasury:	1.625% due May 15, 2026

Benchmark Treasury Price / Yield:	102-06 / 1.387%

Spread to Benchmark:	+255 bps

Re-offer Yield:	3.937%

Coupon:	3.900%

Public Offering Price:	99.696%

Make Whole Call:	T+40 bps

Call at Par:	On or after April 15, 2026

CUSIP / ISIN:	86765BAT6 / US86765BAT61

Joint Book-Running Managers:

Mizuho Securities USA Inc.

BNP Paribas Securities Corp.

SunTrust Robinson Humphrey, Inc.

Wells Fargo Securities, LLC

BBVA Securities Inc.

Citizens Capital Markets, Inc.

Deutsche Bank Securities Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	Comerica Securities, Inc. DNB Markets, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Additional Information

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the prospectus supplement for this offering, the base prospectus in that registration statement and other documents the issuer (including its parent, Sunoco Logistics Partners L.P.) has filed with the SEC for more complete information about the issuer (including its parent, Sunoco Logistics Partners L.P.) and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement if you request it by calling Mizuho Securities USA Inc. toll-free at (866) 271-7403, BNP Paribas Securities Corp. toll-free at (800) 854-5674, SunTrust Robinson Humphrey, Inc. toll-free at (800) 685-4786 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.